CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2017, relating to the financial statements and financial highlights of Index Funds S&P 500 Equal Weight, a series of Index Funds, for the year ended March 31, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings information” in the Statement of Additional Information.

Cohen & Company, Ltd.
Cleveland, Ohio
July 26, 2017